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                                                                    EXHIBIT 99.2

SEGMENT OVERVIEW

     The following table presents selected consolidated financial information by reporting segment for the periods indicated.

                                                      YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------------------
                                            2003                2002(1)              2001(1)
                                    -------------------  -------------------  -------------------
                                                       (DOLLARS IN THOUSANDS)
Revenues:
     Eastern Hemisphere...........  $  625,462    37.1%  $  500,692    39.5%  $  348,580    23.0%
     Western Hemisphere...........     378,974    22.4      278,664    21.9      174,438    11.5
     U.S. Gulf of Mexico..........      89,478     5.3      104,874     8.3      428,907    28.4
     Latin America Land...........     344,842    20.4      222,294    17.5      418,469    27.7
     E&P Services.................     122,052     7.2       73,000     5.7      142,501     9.4
     Technical Services...........     128,912     7.6       90,250     7.1           --      --
                                    ----------   -----   ----------   -----   ----------   -----
       Total......................   1,689,720   100.0    1,269,774   100.0    1,512,895   100.0
                                    ----------   -----   ----------   -----   ----------   -----
Cost of services and sales,
  excluding depreciation and
  amortization:
     Eastern Hemisphere...........     325,809    27.2      257,288    32.3      168,853    19.0
     Western Hemisphere...........     204,767    17.1      139,872    17.6      103,034    11.6
     U.S. Gulf of Mexico..........      87,701     7.3      106,503    13.4      203,337    22.9
     Latin America Land...........     256,859    21.4      150,126    18.9      305,427    34.3
     E&P Services.................      89,733     7.5       53,088     6.7      108,910    12.2
     Technical Services...........     232,976    19.5       87,862    11.1           --      --
                                    ----------   -----   ----------   -----   ----------   -----
       Total......................   1,197,845   100.0      794,739   100.0      889,561   100.0
                                    ----------   -----   ----------   -----   ----------   -----
Segment profit (loss), excluding
  depreciation and amortization:
     Eastern Hemisphere...........     299,653    60.9      243,404    51.2      179,727    28.8
     Western Hemisphere...........     174,207    35.4      138,792    29.2       71,404    11.5
     U.S. Gulf of Mexico..........       1,777     0.4       (1,629)   (0.3)     225,570    36.2
     Latin America Land...........      87,983    17.9       72,168    15.2      113,042    18.1
     E&P Services.................      32,319     6.6       19,912     4.2       33,591     5.4
     Technical Services...........    (104,064)  (21.2)       2,388     0.5           --      --
Depreciation and
  amortization....................     249,222              230,204              202,710
General and administrative,
  excluding depreciation and
  amortization....................     121,259               94,241              100,309
Pooling and merger costs..........        (824)                  --               35,766
                                    ----------           ----------           ----------
Earnings from operations..........  $  122,218           $  150,590           $  284,549
                                    ==========           ==========           ==========

---------------

(1) The consolidated financial information by reporting segment for the years ended December 31, 2003, 2002 and 2001 has been restated to reflect our new reporting segments as described below and for the years ended December 31, 2002 and 2001 has been restated to reflect the retroactive adoption of FIN No. 46R, "Consolidation of Variable Interest Entities."

     The following table summarizes average daily revenue and percentage utilization by type of rig for the last three years. Average daily revenue information is based on total revenues for each rig type divided by actual days


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worked by all rigs of that type. Average daily revenue will differ from average contract day rate for a rig due to billing adjustments for any non-productive time, mobilization fees, performance bonuses and charges to the customer for ancillary services. Percentage utilization for offshore rigs is calculated as the total days worked divided by the total days in the period of determination for the rig count for all rigs of that type. Percentage utilization for land rigs is calculated as the total days worked divided by the total days available for all rigs of that type.

                                 2003                     2002                     2001
                        ----------------------   ----------------------   ----------------------
                         DAILY                    DAILY                    DAILY
                        REVENUE    UTILIZATION   REVENUE    UTILIZATION   REVENUE    UTILIZATION
                        --------   -----------   --------   -----------   --------   -----------
EASTERN HEMISPHERE

Drillships/
  Semisubmersibles....  $147,800        98%      $157,500        79%      $158,600        91%
Jackups...............    52,300        94         48,000        89         36,600        82
Tenders and Barges....    38,600        76         38,100        92         33,600        71
Land Drilling.........    40,000        79         29,500        60         20,400        57

WESTERN HEMISPHERE

Semisubmersibles......    89,300        78         96,100        89         59,500        95
Jackups...............    36,300        99         34,200       100             --        --
Platforms.............    23,300        99         22,300        99         23,900       100
Barges................    20,700       100         22,000       100         26,700       100

U.S. GULF OF MEXICO

Semisubmersibles......        --        --             --        --        158,000       100
Jackups...............    23,500        46         23,200        37         40,100        80
Platforms.............    18,500        27         20,100        35         18,800        54

LATIN AMERICA LAND

Land Drilling.........    10,400        67          9,200        58         12,900        81
Land Workover.........     3,700        80          3,300        67          5,600        77

     In January 2004, we reorganized our reporting segments to achieve a more rational geographic distribution and to establish better defined lines of accountability and responsibility for the sectors of our business. We now have six principal segments: Eastern Hemisphere, which comprises our offshore and land drilling activity in Europe, Africa, the Middle East, Southeast Asia, Russia and Kazakhstan; Western Hemisphere, which comprises our offshore drilling activity in Latin America, currently Brazil, Mexico and Venezuela; U.S. Gulf of Mexico, which comprises our U.S. offshore platform and jackup rig fleets; Latin America Land; E&P Services; and Technical Services. Our previous reporting segments consisted of: Gulf of Mexico, which included our offshore drilling activity in the U.S. and Mexican sectors of the Gulf of Mexico; International Offshore, which included our offshore activity in West Africa, South America and other international areas; International Land, which included our land-based activity in Latin America and other international areas; E&P Services; and Technical Services. We have presented below certain historical information from "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Segment Overview" in our annual report on Form 10-K for the year ended December 31, 2003 with respect to our new Eastern Hemisphere, Western Hemisphere, U.S. Gulf of Mexico and Latin America Land segments. FOR ADDITIONAL INFORMATION ABOUT OUR SEGMENTS, INCLUDING CURRENT STATUS OF THE RIGS AND OUR OUTLOOK FOR THE REMAINDER OF 2004, PLEASE SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- SEGMENT REVIEW" IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004.

Eastern Hemisphere

     As of December 31, 2003, our Eastern Hemisphere segment comprised two ultra-deepwater drillships, three semisubmersible rigs, eight jackup rigs, six tender-assisted and barge rigs, 21 land-based rigs and two rigs managed for other parties.


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     In 2003, we maintained essentially full utilization of our two drillships and two deepwater semisubmersibles operating in West Africa as well as our mid-water depth semisubmersible working in the Mediterranean Sea. Our two ultra-deepwater drillships, the Pride Africa and Pride Angola, worked under contracts that were extended in December 2003 by an aggregate of ten years, commencing at the end of the contracts' current terms in June 2005 and May 2005, respectively.

     Since the transfer of two independent-leg jackup rigs from our U.S. Gulf of Mexico segment to Nigeria and India in 2002, we have had eight jackup rigs working in Eastern Hemisphere. As of March 1, 2004, all of these rigs were working under long-term contracts. These jackup rigs experienced 94% utilization in 2003. The idle time was primarily due to two of these rigs undergoing shipyard repairs in 2003.

     In Kazakhstan, the first of two of our large land rigs, which had been earning a standby rate since being accepted by the customer in November 2002, commenced operations on an artificial island in the Caspian Sea in April 2003, and the second rig commenced operations in July 2003. The related contracts required substantial engineering, logistics and construction work to modify, enhance and deploy our rigs in accordance with the customer's specifications. We received up-front fees that we recognized over the rigs' respective contract periods, of which $6.0 million was recognized in 2002 and $42.9 million in 2003. Both of the rigs were stacked at the onset of the winter period in November 2003. In Africa, activity increased in 2003 due to a full year of operation for five newly constructed mobile land rigs that started work in Chad between December 2001 and April 2002 under contracts with a unit of ExxonMobil with initial terms ranging from five to seven years.

Western Hemisphere

     As of December 31, 2003, we had seven semisubmersible rigs, 14 jackup rigs, three platform rigs, two lake barge rigs and two managed rigs in our Western Hemisphere segment.

     The Pride Carlos Walter and Pride Brazil semisubmersible rigs working offshore Brazil both experienced unscheduled downtime in the fourth quarter of 2003 relating to the replacement of certain bearings on their riser tensioner systems. The downtime resulted in approximately $3.0 million of lost revenues and approximately $1.5 million of increased operating costs. During 2002 and 2003, we obtained long-term contracts with Petroleos Mexicanos S.A., or Pemex, in the Mexican sector of the Gulf of Mexico for the Pride South Seas, a semisubmersible rig that we mobilized from South Africa, and for the Pride Mexico, a newly acquired semisubmersible rig.

     The Pride South America semisubmersible rig received its five-year periodic survey and related maintenance in the first quarter of 2003 and was out of service for approximately 70 days. In addition, the rig had approximately 45 days of downtime in the third and fourth quarters of 2003 due to repairs to its thruster systems. The Pride Venezuela was stacked for the last five months of 2003 after it completed its contract with Petroleos de Venezuela, S.A., or PDVSA, in July of that year. Additionally, the contract for the Pride South Atlantic, offshore Brazil, expired in October 2003, and the rig commenced a new contract to drill three wells, with possibly additional optional wells, offshore Brazil, in January 2004. Both the Pride Venezuela and the Pride South Atlantic were warm stacked after their respective contracts expired. Therefore, operating costs while they were stacked were similar to when they had been working.

     In response to the weak market conditions that existed in the U.S. Gulf of Mexico since the fourth quarter of 2001, we actively marketed a number of rigs in our U.S. Gulf of Mexico fleet to international markets during 2002 and 2003. We obtained long-term contracts for 14 jackup rigs and two platform rigs with a unit of Pemex in the Mexican sector of the Gulf of Mexico. The first nine jackup rigs and one of the platform rigs were contracted and completed redeployment in 2002 and worked throughout 2003. Three of the jackups and the second platform rig commenced operations in July 2003, and the remaining two jackup rigs commenced operations in the fourth quarter of 2003. As of March 1, 2004, our 14 jackups working for Pemex had contracts with an average remaining term of 2.1 years and an average contract day rate of $32,900. Additionally, three of our platform rigs were working offshore Mexico on contracts with an average contract day rate of $20,200.


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U.S. Gulf of Mexico

     As of December 31, 2003, our rig fleet in the U.S. Gulf of Mexico segment comprised 11 jackup rigs and 19 platform rigs.

     Demand for drilling services in the U.S. Gulf of Mexico showed only a marginal improvement in 2003. Demand continued to lag the recovery in natural gas prices that commenced in mid-2002 when natural gas inventory storage levels started to decline. Market conditions improved somewhat due to the reduction in the supply of rigs resulting from a number of rigs leaving the U.S. sector of the Gulf of Mexico for other markets.

     As of March 1, 2004, six of our jackups were working in the U.S. Gulf of Mexico with an average contract day rate of $26,800, of which four were on short-term contracts. There were five rigs available. In addition, five of our platform rigs were working in the U.S. Gulf of Mexico at an average contract day rate of $21,000.

Latin America Land

     As of December 31, 2003, our Latin America Land segment comprised 228 land-based drilling and workover rigs operating in Argentina, Bolivia, Brazil, Colombia, Ecuador, Mexico and Venezuela.

     During 2003, our Latin America Land segment benefited from improved economic and political stability in Argentina, where approximately 62 (154 out of 249) of our worldwide land drilling and workover rigs were located as of March 1, 2004. Operations in 2002 had been adversely affected by the economic and political instability in that country. The Argentine peso declined in value against the U.S. dollar following the Argentine government's decision to abandon the country's fixed one-to-one dollar-to-peso exchange rate at the end of 2001. Prior to that decision, commercial transactions were freely entered into in either pesos or dollars because the two currencies operated in parity and both could move out of the country freely. In December 2001, the Argentine government imposed restrictions that severely limited dollar withdrawals and exchanges, with the result that as of December 31, 2001, no Argentine commercial transactions could be conducted in dollars and there was no exchangeability between the peso and the dollar. In January 2002, the Argentine government announced the creation of a dual exchange rate system in which limited transactions would be settled at an official/preferential rate. When this system proved to be non-operational in practice, the government abandoned it in early February 2002 and adopted a free-market rate system for all new transactions. The government also mandated that all existing U.S. dollar commercial transactions be redenominated into pesos at the rate of one peso to one dollar. As a result of this conversion, which followed the earlier devaluation of the peso, we recorded a charge in the fourth quarter of 2001 of $10.7 million before estimated income taxes, and $6.9 million net of estimated income taxes, to reduce the carrying values of our net monetary assets in Argentina, which included our bank accounts, receivables, prepaid expenses, deposits, payables and accrued liabilities. This amount was reflected as other income (expense).

     During the first quarter of 2002, we engaged in discussions with all of our Argentine customers regarding recovery of losses sustained from the devaluation of accounts receivable and the basis on which new business would be contracted. We restructured most of our contracts on a basis that we believe limits our exposure to further devaluations. Activity levels have recovered steadily from mid-2002 as high oil prices positively impacted our customers' cash flows. The average rate of utilization of our available rig fleet in Argentina was 83.5 in 2003 as compared with 68 in 2002. As of March 1, 2004, 132 rigs, or 86 of our total fleet of 154 rigs, in Argentina were under contract.

     Venezuela also has been experiencing political, economic and social instability. A prolonged strike by PDVSA employees that ended in February 2003 led to the dismissal of more than 18,000 employees by the government. The recent turmoil in Venezuela led to a reduction in our level of operations in that country during the first quarter of 2003. Since the conclusion of the strike, our rig activity has recovered. As of March 1, 2004, we had 31 rigs, or 86, of our total land-based rigs and all four of our offshore rigs in Venezuela under contract as compared with only seven rigs at the end of the strike. Exchange controls, together with employee dismissals and reorganization within PDVSA, initially led to a slower rate of collection of our trade receivables, but the rate of collection has improved since early 2003.


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